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                                                                   Exhibit 23.04



The Board of Directors
Fairchild Semiconductor Corporation:

We consent to the inclusion of our reports dated June 16, 1998, except as to
Note 18, which is as of July 20, 1998, with respect to the consolidated balance sheets of Fairchild Semiconductor Corporation as of May 31, 1998 and May 25, 1997, the related consolidated and combined statements of operations and stockholders's equity for each of the years in the three-year period ended May 31, 1998, and the related consolidated statement of cash flows for the year ended May 31, 1998, and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-4.

As discussed in Note 17 to the financial statements, the Company changed its method of accounting for business reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."


/s/ KPMG LLP

Boston, Massachusetts
May 13, 1999